PRICING SUPPLEMENT                                           File No. 333-97937
------------------                                               Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
September 25, 2002)
Pricing Supplement Number: 2300


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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Principal Amount:       $200,000,000                          Original Issue Date:           April 10, 2003

Issue Price:            100.00%                               Stated Maturity Date:          April 13, 2004

CUSIP Number:           59018YQQ7

Interest Calculation:                                         Day Count Convention:
---------------------                                         ---------------------

| x |  Regular Floating Rate Note                             | x |  Actual/360
|   |  Inverse Floating Rate Note                             |   |  30/360
       (Fixed Interest Rate):                                 |   |  Actual/Actual



Interest Rate Basis:
---------------------

| x |  LIBOR                                                  |   |  Commercial Paper Rate
|   |  CMT Rate                                               |   |  Eleventh District Cost of Funds Rate
|   |  Prime Rate                                             |   |  CD Rate
|   |  Federal Funds Rate                                     |   |  Other (see attached)
|   |  Treasury Rate

Designated CMT Page:                                        Designated LIBOR Page:
             CMT Moneyline Telerate Page:                          LIBOR Moneyline Telerate Page:  3750


Index Maturity:         One Month                             Minimum Interest Rate:               Not Applicable


Spread:                 -0.04%                                Maximum Interest Rate:               Not Applicable


Initial Interest Rate:  Calculated as if the Original Issue   Spread Multiplier:                   Not Applicable
                        Date was an Interest Reset Date

Interest Reset Dates:   Monthly, on the 13th of every month, commencing May 13, 2003, subject to modified following
                        Business Day convention.


Interest Payment Dates: Monthly, on the 13th of every month, commencing May 13, 2003, subject to modified following
                        Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc.
                        and Morgan Keegan & Company, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated April 7, 2003 (the "Agreement"), between Merrill Lynch, &
                        Co., Inc (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                        Underwriters                                     Principal Amount of the Notes
                        ------------                                     -----------------------------

                        Merrill Lynch, Pierce, Fenner & Smith                            $196,000,000
                                    Incorporated
                        HSBC Securities (USA) Inc.                                         $2,000,000
                        Morgan Keegan & Company, Inc.                                      $2,000,000
                                                                                         ------------
                                                     Total                               $200,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                  April 7, 2003
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